Exhibit 99.1

IGT Signs Exclusive Agreement with PureDepth™ For Development of Casino Gaming Devices

REDWOOD SHORES, California - October 17, 2006 - PureDepth™, Inc. (OTC: PDEP), a leader in next-generation display technologies and the pioneer of multi-layer display (MLD™) technology, today announced a worldwide agreement with International Game Technology (NYSE: IGT), a leading international provider of computerized, gaming machines and systems products.

Under the agreement, IGT is licensing PureDepth technology and patents in order to develop, manufacture, market, sell and distribute products for use in wager-based gaming. The license is worldwide (excluding Japan).

“We explored numerous options in terms of so-called ‘3-D’ displays, and only PureDepth’s technology fit our needs and didn’t involve hardware peripherals such as goggles, adverse side-effects to users and other drawbacks,” said Randy Hedrick, Senior Vice President of IGT Labs. “The PureDepth solution will enable us to dramatically enhance the user experience while giving us a range of new capabilities and functionality. Ultimately, this technology represents the future of casino-style gaming and we’re excited to be the exclusive licensor for much of the world.”

IGT has supplied the majority of gaming machines currently installed in North American casinos and many in other locations around the world, ranging from digital versions of Bingo and Keno to video Poker, video slot machines and more. In addition to the exclusive rights outlined above, the agreement with PureDepth also gives IGT non-exclusive rights to use the MLD technology for casino administration, casino back-end systems and player tracking modules.

“IGT’s interest in our technology is a ringing endorsement for PureDepth,” said Fred Angelopoulos, CEO of PureDepth. “We’re pleased to be working with them in the fast-growing gaming sector, and are looking forward to working closely with IGT and their team to bring the PureDepth technology to market in next-generation gaming devices as quickly as possible. I believe that the future of wager-based gaming will be quite different from what’s available today.”

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PureDepth Inks Deal With IGT - p. 2

Beyond its ability to provide a more eye-catching and engaging display via true depth of imagery on multiple planes in a single monitor, the PureDepth technology effectively enables the presentation of more information more quickly yet with higher cognition and retention of information. In the case of wager-based gaming, this means that a single screen of a digital slot machine can offer the player more wagering options without cluttering the screen or making the experience more complicated. Further, the ability to update the visual display instantly and automatically will result in more timely and topical gaming experiences, with game themes and imagery changing on-the-fly.

PureDepth technology is an LCD layered, multi-dimensional (using real depth between two or more LCD panels) viewing innovation that enables users to simultaneously view two separate fields of data on one monitor. By overlaying two or more separate image planes within a single monitor, PureDepth technology provides true depth of vision that significantly enhances the visual experience with faster response to time-critical data and better assimilation and comprehension of data of any kind.

About IGT
International Game Technology (www.IGT.com) is a global company specializing in the design, development, manufacturing, distribution and sales of computerized gaming machines and systems products.

About PureDepth
PureDepth (www.puredepth.com) is an innovative technology company transforming the visual display experience by delivering award-winning MLD technology. Backed by 44 approved patents, this breakthrough in visualization is the first display technology that provides actual depth. The Company has, among others, a manufacturing license agreement with DRS Technologies (NYSE: DRS), and a sales, marketing and distribution license agreement with Sanyo Corporation (NASDAQ: SANYY) in Japan and business in medical, financial and consumer markets. Founded in 1999, the company is headquartered in Redwood Shores, California, with an engineering center located in New Zealand.

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PureDepth Inks Deal With IGT - p. 3

Forward-Looking Statements
This press release contains certain statements that are "forward-looking statements" and includes, among other things, discussions and disclosures of the company's expectations for the use of its technology in mobile handheld devices, the ability of 3D applications to be enabled for use with PureDepth's technology, and the likelihood of any resulting products to become widely accepted by the marketplace, as well as the extent of the Company’s patent portfolio. Words such as, but not limited to, "may," "likely," "anticipate," "expect" and "believes" indicate forward-looking statements. Although PureDepth believes that the expectations reflected in these forward-looking statements are generally reasonable, it can give no assurance that such expectations will ultimately prove to be correct or materialize. All phases of PureDepth's business and operations are subject to a number of uncertainties, risks and other influences, most of which are outside its control, and any one or combination of which could materially and adversely affect the results of the Company's operations, and whether any forward-looking statements contained herein ultimately prove to be accurate. Information regarding such risks and uncertainties can be found in the Company’s most recently filed annual report on 10-QSB and other filings that have been made with the SEC.

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PureDepth and MLD are trademarks of PureDepth, Inc. All other trademarks and registered trademarks are the property of their respective owners, without intent to infringe.